Ur-Energy Provides 2013 Operational Results

Littleton, Colorado (PR Newswire – January 31, 2014) Ur-Energy Inc. (TSX:URE, NYSE MKT:URG) (“Ur-Energy” or the “Company”) is pleased to report operational results for the fourth quarter and for the year ended December 31, 2013. Major highlights include the following:

•	Completed construction and initiated production at the Lost Creek Project;

•	Drummed and sold first uranium product;

•	High production grades exceed expectations;

•	Lost Creek Property resource updated;

•	Lost Creek Preliminary Economic Assessment updated;

•	Closed $34 million Wyoming state bond loan;

•	Acquired Pathfinder Mines Corporation;

•	Closed $5 million private placement, and closed $5 million loan facility redraw.

Operational Highlights for Lost Creek

		Quarter		Full Year
		2013 Q3	2013 Q4	2013

U3O8 Captured	(‘000 lbs)	49.2	141.2	190.4
U3O8 Dried & Drummed	(‘000 lbs)	Nil	131.2	131.2
U3O8 Sold	(‘000 lbs)	Nil	90.0	90.0

Average Flow Rate	(gpm)	1,114	694	860
U3O8 Head Grade	(mg/l)	65	211	145
Average U3O8 Daily Production	(lbs/day)	820	1,535	1,252

Ur-Energy Chief Executive Officer Wayne Heili stated, “We have achieved significant progress toward our strategy of growing the Company through production and resource base expansion. By executing on our plan we have demonstrated the commercial potential of the Lost Creek production facilities while increasing the resources held by the Company at Lost Creek and elsewhere. With these objectives met, Ur-Energy looks forward to continued growth in 2014.”

Uranium Production

The Company completed construction of an innovative state-of-the-art in-situ uranium recovery facility at the Lost Creek Project. Uranium production activities were initiated in August after receiving operational clearance from the U.S. Nuclear Regulatory Commission. In September, the daily recovery rate surpassed 2,200 pounds of U3O8 at a flow rate of 1,800 gallons per minute. The production flow was sourced from three header houses in the first mine unit. The production head grade exceeded technical projections by reaching levels above 200 mg/l U3O8 in early October. The production flow rate was reduced and controlled at a substantially lower level to effectively manage the rate of product being delivered to the plant while the new plant and water management systems continued to be commissioned. At year end, the daily production generated from the well field operations equaled 2,700 pounds U3O8 per day derived from approximately 830 gallons per minute of production at a grade of 270 mg/l U3O8. While initial grades and production rates have significantly exceeded expectations and provide a positive indicator for future production at the project, it remains too soon to determine if these results are sustainable in the long term. The Company will provide further production guidance concurrent with the release of its first quarter 2014 results.

In early December 2013, the first drums of finished yellowcake product were shipped from Lost Creek and later that month the Company recorded its first uranium sales. Dried and drummed production from the Project totaled approximately 131,200 pounds of U3O8 in 2013, with 90,000 of the pounds being sold to our customers at an average price of approximately $63 per pound.

Exploration and Evaluation

Substantial new geologic data was gathered during the installation of Lost Creek’s first mine unit and by means of a limited exploration program on the Lost Creek Property. As a result, the estimated mineral resource for the Lost Creek Property was updated in November 2013. The following table summarizes the current resource and the percentage change from the April 2012 estimate.

November 2013 Resource	Average Grade	Short Tons	Pounds	Increase(Decrease) from April 2012
Category	(% eU3O8)	(X 1000)	(millions)	(%)

Measured	0.057	4,292	4.85	16
Indicated	0.048	4,039	3.81	(8)
Inferred	0.051	4,718	4.74	65

Following the announcement of the updated resource estimate, the preliminary economic assessment was updated in December 2013. The analysis estimates the Lost Creek Project will generate net cash flow over its life, before income tax, of $319.7 million with an internal rate of return of 74.5% and a net present value of $198.3 million applying an eight percent discount rate. The Preliminary Economic Assessment of The Lost Creek Property, Sweetwater County, Wyoming, December 30, 2013 may be accessed at http://www.ur-energy.com/technical-reports/.

Financing and Acquisition Activity

In October 2013, the $34 million Wyoming taxable industrial development revenue bond loan was closed. The proceeds of the bond loan were used to repay Lost Creek construction debts held by our commercial bankers, RMB Australia Holdings (“RMBAH”). The Wyoming bond loan includes the following terms: four quarterly interest only payments commencing January 1, 2014 at a fixed rate of 5.75% per annum and 28 quarterly principal and interest payments commencing January 1, 2015. The loan is secured by the Lost Creek assets.

In December 2013, Pathfinder Mines Corporation was acquired under revised terms for cash consideration of approximately $6.6 million, of which $1.3 million had been previously paid in 2012, and a 5% gross royalty capped at $6.6 million. At certain uranium prices, the royalty cap may be reduced to $3.7 million or eliminated altogether. Pathfinder’s core assets include the Shirley Basin property, the Lucky Mc property, a substantial data package covering a variety of properties in multiple states and a licensed and operating 11e.(2) by-product disposal facility. The Company is anxious to integrate the Pathfinder assets into its portfolio. Operation of the by-product disposal facility has already been assumed by the Company. A technical report of the Shirley Basin property resources has also been initiated. The resource estimate is anticipated to be completed in Q3 2014.

To facilitate the acquisition of Pathfinder, the Company completed a $5.1 million equity private placement with certain accredited investors and a $5.0 million redraw of an existing loan facility with RMBAH. The redrawn loan facility includes the following terms: scheduled repayments commencing March 31, 2014 at the rate of $1.25 million per quarter plus interest at the rate of LIBOR plus 7.5% per annum. The loan facility is secured by the Pathfinder assets.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. Ur-Energy engages in the identification, acquisition, exploration development, and operation of uranium projects in the United States and Canada. Shares of Ur-Energy trade on the Toronto Stock Exchange under the symbol “URE” and on the NYSE MKT under the symbol “URG”. All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Director IR/PR	Wayne Heili, President and CEO
303-269-7707	307-265-2373
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	wayne.heili@ur-energy.com

Cautionary Note to U.S. Investors Concerning Resource Estimates

This press release uses the terms “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource.”  The Company advises US investors that while these terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission (SEC) does not recognize them.  Moreover, the SEC normally only permits issuers to report mineralization that does not constitute SEC compliant “reserves” as in-place tonnage and grade without reference to unit measures. US investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.  “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their legal and economic feasibility.  It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  US Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically minable.

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., the projected cash flow and internal rate of return for the Lost Creek Project and anticipated completion of a technical report on the Shirley Basin property) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at sedar.com and sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.